SeraCare Reports Fourth Quarter and Fiscal Year 2009 Results
—Fourth Quarter Revenues Grow 9% Over Prior Year Comparable Period—
—Generated $3.0 Million in Cash from Operations in the Fourth Quarter, Ending the Year with $6.2
Million in Cash—
—Diluted EPS of 8 Cents per Share in Fourth Quarter—

Milford, MA, November 19, 2009—SeraCare Life Sciences, Inc. (NASDAQ: SRLS), a global life sciences company providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics, today reported operational and financial results for its fourth quarter and fiscal year ended September 30, 2009.

“SeraCare met its most significant operating objective for the year—the achievement of profitability in both the third and fourth quarters,” said Susan Vogt, President and Chief Executive Officer. “Over the course of the year, we introduced several new products including a very promising portfolio of genetic controls, expanded our distribution channels in the United States and overseas, added more than 250 new customers worldwide and were awarded multiple new or expanded contracts for our BioServices business.

These growth initiatives contributed to a 9% increase in revenue over the fourth quarter of 2008. We are confident that we will continue this momentum in 2010, focusing our resources on initiatives that reinforce SeraCare’s status as the provider of choice for customers across each of our business segments.”

SeraCare delivered revenue of $12.5 million for the quarter ended September 30, 2009 compared to $11.4 million for the same quarter of the prior year, reflecting 9% growth. Gross margins increased to 41% for the quarter compared to 23% for the same quarter of the prior year. The Company earned net income of $1.4 million and earnings per share on a basic and diluted basis of $0.08 for the quarter ended September 30, 2009 compared to a net loss of $10.4 million (which included an $8.0 million impairment charge) and a loss per share on a basic and diluted basis of $0.56 during the same period in 2008.

The Company had revenue of $44.4 million for the year ended September 30, 2009 compared to $49.0 million for the year ended September 30, 2008. Gross margins increased to 35% compared to 31% for the prior year. The Company had a net loss of $15.4 million (which included $15.7 million of impairment charges) and a loss per share on a basic and diluted basis of $0.83 for the year ended September 30, 2009 compared to a net loss of $12.0 million (which included an $8.0 million impairment charge) and a loss per share on a basic and diluted basis of $0.64 during fiscal 2008.

Fiscal 2009 and Recent Corporate Highlights:

•	Generated $3.0 million in cash from operations during the quarter ended September 30, 2009 and $4.0 million for fiscal year 2009

•	Ended fiscal year 2009 with $6.2 million in cash

•	Achieved operating profitability of $0.6 million for fiscal year 2009, excluding impairment charges of $15.7 million related to goodwill and the declining value of a real estate asset held for sale

•	Increased Diagnostic & Biopharmaceutical Products revenue by $0.6 million or 8% and BioServices revenue by $0.4 million or 15% for the quarter ended September 30, 2009 compared to the same quarter in the prior year

•	Grew international sales 15% in fiscal 2009 over the prior fiscal year through a combination of new products and expanded sales channels

•	Launched a new genetic controls business line to support the growing demand for personalized medicine

•	Introduced six new product offerings including cellular products for immune response monitoring, quality controls for sexually transmitted diseases and controls for genetic testing

“Since achieving positive operating cash flow in the second quarter of fiscal year 2009, we have continued to make measurable progress across a number of key financial indicators, achieving profitability in the third and fourth quarters of fiscal year 2009 and generating $4.0 million in cash flow from operations for the year,” said Gregory Gould, Chief Financial Officer. “SeraCare’s 2009 operating initiatives resulted in a strong financial position at the end of the year and we anticipate sustained and profitable growth in 2010.”

About SeraCare Life Sciences, Inc.:
SeraCare serves the global life sciences industry by providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics. The Company’s innovative portfolio includes diagnostic controls, plasma-derived reagents and molecular biomarkers, biobanking and contract research services. SeraCare’s quality systems, scientific expertise and state-of-the-art facilities support its customers in meeting the stringent requirements of the highly regulated life sciences industry.

Forward-Looking Statements:
This press release contains disclosures that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about SeraCare Life Sciences, Inc. (“SeraCare” or the “Company”). All statements regarding our expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budget, projected costs or cost savings, capital expenditures, competitive positions, growth opportunities for existing products or products under development, plans and objectives of management for future operations and markets for stock are forward-looking statements. In addition, forward-looking statements include statements in which we use words such as “expect,” “believe,” “anticipate,” “intend,” or similar expressions. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we cannot assure you that these expectations will prove to have been correct, and actual results may differ materially from those reflected in the forward-looking statements. Factors that could cause our actual results to differ from the expectations reflected in the forward-looking statements in this press release include, but are not limited to, failure to maintain proper inventory levels, availability of financing, reductions or terminations of government or other contracts, interruption in our supply of products or raw materials, actions of SeraCare’s competitors and changes in the regulatory environment. Many of these factors are beyond our ability to control or predict.

Contacts:
Gregory A. Gould
Chief Financial Officer
SeraCare Life Sciences, Inc.
508-244-6400

Sarah Cavanaugh
MacDougall Biomedical Communications
781-235-3060

SERACARE LIFE SCIENCES, INC.

STATEMENTS OF OPERATIONS — UNAUDITED

	For the Three Months Ended		For the Year Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue	$12,521,818	$11,436,091	$44,434,171	$48,966,648
Cost of revenue	7,354,655	8,857,022	28,989,764	33,944,392

Gross profit	5,167,163	2,579,069	15,444,407	15,022,256
Research and development expense	208,536	542,585	1,122,077	1,776,462
Selling, general and administrative expenses	3,429,093	4,313,664	13,714,119	16,118,864
Impairment of goodwill	—	7,986,481	15,091,099	7,986,481
Loss related to assets held for sale	50,000	—	650,000	—
Reorganization items	—	37,076	—	1,314,013

Operating income (loss)	1,479,534	(10,300,737)	(15,132,888)	(12,173,564)
Interest expense	(88,059)	(93,656)	(380,128)	(385,797)
Other income (loss), net	76,887	(15,638)	183,256	220,531

Income (loss) before income taxes	1,468,362	(10,410,031)	(15,329,760)	(12,338,830)
Income tax expense (benefit)	28,331	—	49,435	(375,781)

Net income (loss)	$1,440,031	$(10,410,031)	$(15,379,195)	$(11,963,049)

Income (loss) per common share:
Basic and diluted	$0.08	$(0.56)	$(0.83)	$(0.64)